Exhibit 99.1

          Freescale Semiconductor Reports Second Quarter 2006 Results

    AUSTIN, Texas--(BUSINESS WIRE)--July 20, 2006--Freescale Semiconductor (NYSE:FSL) (NYSE:FSL.B), today reported its financial results for the second quarter ended June 30, 2006.

    Second quarter 2006 highlights include:

    --  Net sales of $1.60 billion;

    --  Gross margin of 46.0%;

    --  Net earnings of $260 million;

    -- Diluted earnings per share of $.61 including certain favorable one-time income tax items totaling $14 million, or $.03 per diluted share, and stock option expense of $14 million or $.03 per diluted share.

    "As we celebrate the second anniversary of our IPO, the Freescale team continues to make solid progress on improving our operational performance and we are starting to see the benefit of our focus on accelerating revenue growth," said Michel Mayer, chairman and CEO.

    Second Quarter 2006

    Sales

    Net sales in the second quarter of 2006 were $1.60 billion, compared to $1.53 billion in the first quarter of 2006 and $1.47 billion in the second quarter of 2005, representing sequential growth of 5% and year over year growth of 9%.

    Net Earnings

    Net earnings for the second quarter of 2006 were $260 million, or $.61 per diluted share, which included stock based compensation expense for stock options of $.03 per diluted share.
    This compares to $212 million or $.50 per diluted share in the first quarter of 2006, including stock option expense, and $122 million or $.29 per diluted share, reported without stock option expense, in the second quarter of 2005. Net earnings benefited from increased sales and higher gross margin performance compared to both the prior quarter and the prior year.
    During the second quarter of 2006, the company recorded $14 million in one-time, non-cash tax benefits associated with reducing its valuation allowance by $10 million in one of its foreign entities and a $4 million tax benefit associated with changes in tax legislation in the State of Texas.

    Operating Earnings

    Operating earnings for the second quarter of 2006 were $251 million or 15.7% of net sales compared to $207 million or 13.6% of net sales for the first quarter of 2006 and $137 million or 9.3% of sales for the second quarter of 2005.

    Operating Highlights

    Gross margin for the second quarter of 2006 was 46%, compared to 45.3% in the first quarter of 2006 and 41% in the second quarter of 2005. Gross margin benefited primarily from higher sales and improvements to the company's product mix.
    During the second quarter of 2006, the company repurchased 3.2 million shares of its common stock. Capital expenditures for the second quarter were $227 million.
    Cash, cash equivalents, short-term investments and marketable securities included in investments totaled $3.2 billion in the second quarter of 2006.

    Transportation and Standard Products

    The Transportation and Standard Products segment reported net sales of $697 million in the second quarter of 2006, compared to $653 million in the first quarter of 2006 and $651 million in the second quarter of 2005.
    The segment's operating earnings were $144 million in the second quarter of 2006 (21% of net sales), compared to $129 million in the first quarter of 2006 and $75 million in the second quarter of 2005.

    Networking and Computing Systems

    The Networking and Computing Systems segment reported net sales of $370 million, compared to $351 million in the first quarter of 2006 and $387 million in the second quarter of 2005.
    Operating earnings in the second quarter were $102 million (28% of net sales), compared to $81 million in the first quarter of 2006 and $87 million in the second quarter of 2005.

    Wireless and Mobile Solutions

    The Wireless and Mobile Solutions segment reported net sales of $514 million in the second quarter of 2006, compared to $506 million in the first quarter of 2006 and $417 million in the second quarter of 2005.
    The segment generated operating earnings of $26 million (5% of net sales) in the second quarter of 2006, compared to $34 million in the first quarter of 2006 and an operating loss of ($1) million in the second quarter of 2005.

    Other Operations

    Other operations, which includes revenues and expenses not directly attributed to any of the segments, reported an operating loss of ($21) million in the second quarter of 2006 compared to operating losses of ($37) million in the first quarter of 2006 and ($24) million in the second quarter of 2005.

    Third Quarter 2006 Outlook

    For the third quarter of 2006, the company expects to report revenues of $1.525 to $1.625 billion. Gross margins for the third quarter of 2006 are expected to be essentially in-line with the second quarter of 2006. Third quarter 2006 results will include approximately $14 million or $.03 per share of expense associated with the redemption of $400 million of the company's floating rate notes.

    Conference Call and Webcast

    Freescale's quarterly earnings call is scheduled to begin at 3:30 p.m. Central Daylight Time (USA) on Thursday, July 20, 2006. The company will offer a live webcast of the conference call via the Internet at www.freescale.com/investor.

    Caution Regarding Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as expects, anticipates, plans, believes, estimates, will or words of similar meaning and include statements regarding the plans and expectations for the upcoming quarter, the year and the future. Forward-looking statements are based on management's current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and could cause actual outcomes to differ materially from the expectations of the company and its management. These uncertainties, risks and changes include, but are not limited to the risk factors discussed from time to time by the company in reports filed with the Securities and Exchange Commission. We urge you to carefully consider the risks which are described in the company's Form 10-K for the year ended December 31, 2005 and in the company's other SEC filings. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

    About Freescale

    Freescale Semiconductor, Inc. (NYSE:FSL) (NYSE:FSL.B) is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. Freescale became a publicly traded company in July 2004. The company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale, a member of the S&P 500(R), is one of the world's largest semiconductor companies with 2005 sales of $5.8 billion (US). www.freescale.com


            Freescale Semiconductor, Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations
               (In millions, except per share amounts)
                             (Unaudited)

                                         Three Months Ended

                                -------------------------------------
                                 June 30,     March 31,     July 1,
                                   2006         2006         2005
                                -----------  -----------  -----------


Net sales                       $    1,599   $    1,526   $    1,472
Cost of sales                          864          835          868
                                -----------  -----------  -----------

Gross margin                           735          691          604
                                -----------  -----------  -----------

Selling, general and
 administrative                        185          187          162
Research and development               299          297          300
Separation expenses                      -            -            5
                                -----------  -----------  -----------

Operating earnings                     251          207          137
                                -----------  -----------  -----------

Other income (expense):
Interest income, net                     8           12            1
Gains on sales of investments
 and businesses, net                     1            -            -
Other, net                              (3)          (1)          (2)
                                -----------  -----------  -----------

Total other income (expense)             6           11           (1)
                                -----------  -----------  -----------

Earnings before income taxes
 and cumulative effect of
 accounting change                     257          218          136
Income tax (benefit) expense            (3)          13           14
                                -----------  -----------  -----------

Earnings before cumulative
 effect of accounting change           260          205          122
Cumulative effect of
 accounting change, net of
 income tax expense                      -            7            -
                                -----------  -----------  -----------

Net earnings                    $      260   $      212   $      122
                                -----------  -----------  -----------



Earnings per common share
 before cumulative effect of
 accounting change:
Basic                                 0.64         0.50         0.30
Diluted                               0.61         0.48         0.29
Cumulative effect of
 accounting change per common
 share:
Basic                                    -         0.02            -
Diluted                                  -         0.02            -
Net earnings per common share:
Basic                                 0.64         0.52         0.30
Diluted                               0.61         0.50         0.29
Weighted average common shares
 outstanding:
Basic                                  406          408          403
Diluted                                424          425          420

            Freescale Semiconductor, Inc. and Subsidiaries
              Condensed Consolidated Segment Information
                             (Unaudited)
                            (In millions)

                                         Three Months Ended
                                -------------------------------------
                                 June 30,     March 31,     July 1,
                                   2006         2006         2005
                                -----------  -----------  -----------

Net sales:
Transportation and Standard
 Products                       $      697   $      653   $      651
Networking and Computing
 Systems                               370          351          387
Wireless and Mobile Solutions          514          506          417
Other                                   18           16           17
                                ----------- ------------ ------------

       Segment totals           $    1,599   $    1,526   $    1,472
                                -----------  -----------  -----------


Operating earnings:
Transportation and Standard
 Products                       $      144   $      129   $       75
Networking and Computing
 Systems                               102           81           87
Wireless and Mobile Solutions           26           34           (1)
Other                                  (21)         (37)         (24)
                                -----------  -----------  -----------

       Segment totals           $      251   $      207   $      137
                                -----------  -----------  -----------

            Freescale Semiconductor, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
                            (In millions)

                                           June 30,     December 31,
                                             2006           2005
                                         -------------  -------------
                                          (Unaudited)
ASSETS
Cash, cash equivalents and short-term
 investments                             $      1,487   $      1,421
Accounts receivable, net                          605            535
Inventories                                       693            647
Other current assets                              343            367
                                         ------------- --------------

     Total current assets                       3,128          2,970
                                         ------------- --------------

Property, plant and equipment, net              2,159          2,035
Investments                                     1,736          1,616
Other assets                                      581            549
                                         ------------- --------------

     Total assets                        $      7,604   $      7,170
                                         -------------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable and current portion of
 long-term debt and capital lease
 obligations                             $        407   $          7
Accounts payable                                  593            469
Accrued liabilities and other                     571            663
                                         ------------- --------------

     Total current liabilities                  1,571          1,139
                                         ------------- --------------

Long-term debt                                    831          1,230
Other liabilities                                 357            354

Total stockholders' equity                      4,845          4,447
                                         ------------- --------------

     Total liabilities and stockholders'
      equity                             $      7,604   $      7,170
                                         -------------  -------------

    CONTACT: Freescale Semiconductor, Inc., Austin
             Investors:
             Mitch Haws, 512-895-2454
             mitch.haws@freescale.com
             or
             Media:
             Glaston Ford, 512-996-4278
             glaston@freescale.com